Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3D No. 333-150406) of Diana Shipping Inc., and
(2)	Registration Statement (Form F-3ASR No. 333-159016) of Diana Shipping Inc.

of our report dated March 30, 2011, with respect to the consolidated financial statements of Diana Shipping Inc. and our report dated March 30, 2011 with respect to the effectiveness of internal control over financial reporting of Diana Shipping Inc. included in this Annual Report (Form 20-F) of Diana Shipping Inc. for the year ended December 31, 2010.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

March 30, 2011
Athens, Greece